Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

NEUROSENSE THERAPEUTICS LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value per share	(1)	Other	3,210,782	$1.2750	$4,093,747.00	0.0001531	$626.75
Fees to be Paid	Equity	Ordinary shares, no par value per share	(2)	Other	1,129,128	2.21	2,495,373.00	0.0001531	382.05
Fees to be Paid	Equity	Ordinary shares, no par value per share	(3)	Other	20,000	$1.2750	$25,500.00	0.0001531	$3.90

Total Offering Amounts:							$6,614,620.00		1,012.70
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,012.70

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, no par value per share, of the Registrant (“Ordinary Shares”) that become issuable under the NeuroSense Therapeutics Ltd. 2018 Share Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction.

Represents the number of additional Ordinary Shares reserved for future issuance under the Plan.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) under the Securities Act and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on August 8, 2025.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, no par value per share, of the Registrant (“Ordinary Shares”) that become issuable under the NeuroSense Therapeutics Ltd. 2018 Share Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction.

Represents Ordinary Shares issuable upon exercise of outstanding options with fixed exercise prices under the Plan, with a weighted average exercise price of $2.21 per Ordinary Share.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based on the exercise price at which such options may be exercised.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, no par value per share, of the Registrant (“Ordinary Shares”) that become issuable under the NeuroSense Therapeutics Ltd. 2018 Share Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) under the Securities Act and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on August 8, 2025.

Represents Ordinary Shares issuable upon the vesting and settlement of outstanding restricted share units granted under the Plan.